                                                               EXHIBIT 99-B.8.82

                           TRUST NETWORKING AGREEMENT

AGREEMENT entered into as of November 7, 2002, by and between Pioneer Investment Management Shareholder Services, Inc. ("PIMSS"), Member of the UniCredito Italiano Banking Group, Register of Banking Groups, and ING Financial Advisers, LLC ("Trust Entity") with its principal place of business in Hartford, Connecticut.

As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

Funds shall mean the open-end investment companies for which PIMSS serves as investment adviser, administrator, principal underwriter, distributor and/or transfer agent.

Client-Shareholders shall mean those clients of the Trust Entity who maintain an interest in an account with the Funds registered in the name of the Trust Entity and who receive administrative services from the Trust Entity.

Trust Entity shall mean (i) a Trust Company, (ii) a Trust Department of a Commercial Bank, or (iii) an entity performing services for a trust who acts in a fiduciary capacity on behalf of the Client-Shareholders.

PIMSS is the transfer agent for the Funds.

WHEREAS, the Trust Entity, possessing the authority to act on behalf of its Client-Shareholders of the Funds;

WHEREAS, the Trust Entity and either PIMSS, the Funds or the Funds' principal underwriter or other agent ("Underwriter") are members of the National Securities Clearing Corporation ("NSCC") or otherwise have access to the NSCC's Networking system ("Networking") through a registered clearing agency;

WHEREAS, Networking permits the transmission of Client-Shareholder data between the Trust Entity and PIMSS pursuant to Trust Matrix Level Zero processing established by the NSCC;

WHEREAS, PIMSS and the Trust Entity desire to participant in Networking with each other pursuant to Trust Matrix Level Zero processing ("Trust Level Processing");

WHEREAS, this Agreement shall inure to the benefit of and shall be binding upon the undersigned and each such entity shall be either a transfer agent or Trust Entity for purposes of this Agreement (PIMSS and the Trust Entity shall be collectively referred to herein as the "Parties" and individually as a "Party");

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, PIMSS and the Trust Entity hereby agree as follows:

I. OBLIGATIONS OF PIMSS

1. TRANSACTIONS SUBJECT TO NETWORKING. For each Client-Shareholder account opened or maintained pursuant to Networking ("Networking Accounts"), PIMSS shall accept, and effect changes in its records upon receipt, instructions, communications and actions from the Trust Entity electronically through Networking without supporting documentation from the Client-Shareholder. PIMSS shall be responsible for processing any such instructions, communications or actions from the Trust Entity and for executing the Trust Entity's instructions in a timely manner according to the NSCC rules and procedures for Trust Level Processing.

2. PERFORMANCE OF DUTIES. PIMSS shall perform any and all duties, functions, procedures and responsibilities assigned to it pursuant to Trust Level Processing and as otherwise established by the NSCC. PIMSS shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. PIMSS shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Networking; (b) the then-current prospectuses and statements of additional information of the Funds; and (c) any provision relating to Networking in any agreement between the Trust Entity and the Underwriter that would affect PIMSS's duties and obligations pursuant to the Agreement.

3. ACCURACY OF INFORMATION, TRANSMISSIONS THROUGH, AND ACCESS TO NETWORKING. Any information provided by PIMSS to the Trust Entity through Networking and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC. PIMSS shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Networking and to limit the access to, and the inputting of data into, Networking to persons specifically authorized by PIMSS.

4. TAX STATEMENTS. PIMSS shall provide to the Trust Entity in a timely manner the information regarding the Funds to be included in Client-Shareholder tax statements for the period during which Networking Account was maintained under Trust Level Processing at any time during a taxable year.

5. NOTICE OF PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION REVISIONS. PIMSS shall provide the Trust Entity with reasonable notice of any material revisions to the Funds' prospectuses and statements of additional information as are necessary to enable the Trust Entity to fulfill its obligations under this Agreement.

II. OBLIGATIONS OF THE TRUST ENTITY

1. PERFORMANCE OF DUTIES. The Trust Entity shall perform any and all duties, functions, procedures and responsibilities assigned to it under this agreement and as otherwise established by the NSCC. The Trust Entity shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. The Trust Entity shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Networking -- Trust Level Processing, and
(b) the then current
prospectuses and statements of additional information of the Funds.

2. ACCURACY OF INFORMATION, TRANSMISSIONS THROUGH, AND ACCESS TO NETWORKING. Any information provided by the Trust Entity to PIMSS through Networking and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC. All instructions, communications and actions by the Trust Entity regarding each Networking Account shall be true and correct and will have been duly authorized by the Client-Shareholder. The Trust Entity shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Networking and to limit the access to, and the inputting of data into, Networking to persons specifically authorized by the Trust Entity.

3. INFORMATION RELATING TO NETWORKING ACCOUNTS. For each Networking Account, the Trust Entity shall provide the Funds and PIMSS with all information necessary or appropriate to establish and maintain each Networking Account (and any subsequent changes to such information) which the Trust Entity hereby certifies, to the best of the knowledge of the Trust Entity is and shall remain true and correct. The Trust Entity shall comply in all respects with any and all applicable obligations relating to withholding pursuant to the Internal Revenue Code of 1986, as amended ("Code"), and shall promptly advise the Funds or PIMSS of any matter that may affect the responsibilities of the Funds or PIMSS to Client-Shareholders pursuant to the Code. The Trust Entity shall maintain documents required by the Funds or by applicable law, rules and regulations to verify the relevant information regarding each Networking Account.

4. SHAREHOLDER INSTRUCTIONS REGARDING NETWORKING ACCOUNTS. Unless otherwise prohibited by law, upon receipt of appropriate instructions from a Client-Shareholder, the Trust Entity shall promptly execute the Client-Shareholder's instructions to terminate the maintenance of the Client-Shareholder's account through Trust Level Networking.

5. SHAREHOLDER REPORTS AND OTHER DOCUMENTS; SOLICITATION OF PROXIES. The Trust Entity shall timely deliver to each Client-Shareholder all reports and other documents provided to it by the Funds or PIMSS as is required by applicable law and the Trust Entity Agreement with the Client-Shareholder, provided that the Trust Entity has timely received sufficient copies of such reports and/or documents. Subject to receipt by PIMSS of such supporting documentation as it may reasonably request, PIMSS shall reimburse the Trust Entity for all reasonable out-of-pocket expenses incurred by the Trust Entity in mailing all such reports and/or documents. PIMSS and the Trust Entity shall cooperate with each other in the solicitation and voting of proxies on behalf of the Funds according to the Trust Entity's fiduciary responsibility [as written in the trust agreement] or as required by state law or federal regulation.

6. STATEMENT GENERATION. Any information provided by PIMSS to the Trust Entity electronically through Networking and pursuant to this Agreement, shall satisfy the delivery obligations as outlined by SEC Rule 10b-10 and, as such, PIMSS has the informed consent of the Trust Entity to suppress the delivery of this information using paper-media. In the event the Client-Shareholder has requested an interested party statement, paper-media may be required for the interested party.

7. TAX STATEMENTS. All information that is received by the Trust Entity from the Funds or

PIMSS for inclusion in Client-Shareholder tax statements relating to the period during which a Networking Account was maintained under Trust Level Processing in a taxable year shall be reported to the Client-Shareholder accurately, completely and in a timely manner according to the Trust Entity's fiduciary responsibility [as written in the trust agreement] or as required by state law or federal regulation.

8. CASH DIVIDENDS. For each Networking Account maintained under Trust Level Processing in which cash dividends are received by the Trust Entity from the Funds or PIMSS for payment to Client-Shareholders, the Trust Entity shall be solely responsible for ensuring that all cash dividends received by the Trust Entity are paid to Client-Shareholders in a timely manner.

III. INDEMNIFICATION

1. PIMSS. PIMSS shall indemnify and hold harmless the Trust Entity, and each of the Trust Entity's divisions, subsidiaries, affiliates, directors, officers, agents, employees and assigns of each of the foregoing (collectively, "Indemnified Trust Entity Parties"), against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, or proceedings (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by PIMSS) to which any of them may be or become subject to as a result or arising out of (a) any negligent act or omission by PIMSS or its Agents relating to Networking provided that the Trust Entity has not acted negligently; (b) any breach of PIMSS' representations or warranties contained in this Agreement; (c) PIMSS' failure to comply with any of the terms of this Agreement; or (d) the Trust Entity's acceptance of any transaction or account maintenance information from PIMSS through Networking.

2. TRUST ENTITY. The Trust entity shall indemnify and hold harmless PIMSS, the Funds, the Funds' custodian, the Funds' underwriter, the Funds' distributor, the Funds' investment adviser, each of their affiliated companies, and all of the divisions, subsidiaries, directors, trustees, officers, agents, employees and assigns of each of the foregoing (collectively, "Indemnified Fund Parties"), against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, or proceedings (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Trust Entity) to which any of them may be or become subject to as a result or arising out of (a) any negligent act or omission by the Trust Entity, the Trust's correspondents, or their agents relating to Networking; provided PIMSS has not acted negligently; (b) any breach of the Trust's representations or warranties in this Agreement; (c) the failure of the Trust Entity or the Trust's correspondents to comply with any of the terms of this Agreement; or (d) PIMSS' acceptance of any transaction or account maintenance information from the Trust Entity through Networking.

3. NOTICE AND OPPORTUNITY TO DEFEND. If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made, against any Party indemnified hereto with respect to which such Party ("Indemnified Party") may make a claim against any other Party hereto ("Indemnifying Party") pursuant to this Section III, then the Indemnified Party shall give prompt written notice of such action, suit, proceeding, investigation, claim or demand to the

Indemnifying Party. Thereafter, the Indemnifying Party shall have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding, claim or demand; provided, however, that: (a) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action, suit, proceeding, claim or demand; (b) the Indemnified Party shall have the right to participate, at its own expense in the defense of such action, suit, proceeding, claim or demand and shall cooperate as reasonably requested by the Indemnifying Party in the defense thereof; and (c) the Indemnifying Party shall not settle such action, suit, proceeding, claim or demand without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

IV. MISCELLANEOUS

1. EFFECTIVE DATE OF AGREEMENT. This Agreement shall become effective on the date first above written.

2. NSCC PROVISIONS. NSCC rules and procedures relating to Networking shall govern any matter in which any provision contained in this Agreement conflicts with any such NSCC rule or procedure; provided however, this Paragraph 2 shall not prohibit modifications to the NSCC's Trust Level Processing that are agreed to in writing by the Parties.

3. CONVERSION TO NETWORKING. If the Trust Entity, as part of its conversion to Networking, requires that outstanding certificates be deposited with any of the Funds or that street name house accounts be divided into individual accounts, the Trust Entity shall submit to PIMSS a "Conversion Plan" and shall obtain prior written consent from PIMSS for the Conversion Plan. The Conversion Plan shall detail volumes for certificates or individual accounts, procedures for processing, documentary requirements, procedures and reasonable time frames for resolving discrepancies, and such other matters, including the classes of Client-Shareholder accounts eligible for Networking, and ongoing procedures for the entry and removal of individual accounts to and from Networking. PIMSS will assist the Trust Entity in formulating the Conversion Plan.

4. RECONCILING TO FUND RECORDS. The official records of each Networking Account shall be as determined by PIMSS. The Trust Entity and PIMSS shall reconcile any differences between the Trust Entity's records and PIMSS's records. The Trust Entity and PIMSS shall each designate liaison personnel to communicate, control and execute any required corrections or reconciliations with respect to any Networking Account. In the event of any discrepancy between the records of the Trust Entity and PIMSS regarding a Networking Account, the records of PIMSS shall control pending resolution of the discrepancy.

5. FUND SHARES HELD ON BEHALF OF TRUST ENTITY CLIENTS. All Fund Shares held by the Trust Entity on behalf of a Client-Shareholder of the Trust Entity shall be carried in a custody account for the exclusive benefit of Client-Shareholders of the Trust Entity and shall not be subject to any right, charge, security interest, lien or other claim against the Trust Entity in favor of the Funds or PIMSS.

6. OVERPAYMENTS TO THE TRUST ENTITY. In the event any overpayment is made to the Trust Entity by PIMSS, the Trust Entity shall promptly repay such overpayment to PIMSS, but in no event more than fifteen (15) days after the Trust Entity's receives notice of such overpayment. If any overpayment is not timely repaid to PIMSS, the Trust Entity authorizes PIMSS, the Funds, or any of their affiliates, to offset any such overpayment against any funds otherwise payable to the Trust Entity for the Trust Entity's own account by PIMSS, the Funds or their affiliates, including, without limitation, service fees; provided, however, that an overpayment to the Trust Entity shall not be subject to such offset if the overpayment was the result of an error or other negligent act or omission on the part of the Funds or PIMSS; and provided further, that the Trust Entity shall not be required to repay, out of its own funds, an overpayment forwarded to a Client-Shareholder that is a client of the Trust Entity, and the Trust Entity shall instead provide PIMSS with the name and address of such client, if (a) the overpayment to the Trust Entity is not the result of an error or other negligent act or omission on the part of the Trust Entity, and (b) such client is no longer a Shareholder of any Fund.

7. FORCE MAJEURE/EQUIPMENT FAILURE. Neither party will be liable or responsible for any losses resulting from delays or errors by reason of circumstances beyond its reasonable control, including, but not limited to, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of communications systems or power supply. In the event of equipment breakdowns beyond its control, each party will take reasonable steps to minimize service interruptions, but will have no liability with respect thereto.

8. TERMINATION. Either PIMSS or the Trust Entity may terminate this Agreement with the other Party by written notice to that Party. Commencing from the date of receipt of such notice ("Notification Date"), PIMSS and the Trust Entity shall proceed with the termination of this Agreement in accordance with the following schedule unless otherwise agreed to by the Parties: (a) the opening of new Networking Accounts shall cease within thirty (30) days of the Notification Date; (b) a plan which sets forth the procedures that must be followed to effect the termination of this Agreement ("Unwinding Plan") must be agreed upon by the Parties within sixty (60) days of the Notification Date; (c) the Unwinding Plan must be fully implemented within ninety (90) days of the notification Date; and
(d) the Unwinding Plan must be fully completed within one hundred eighty (180) days of the Notification Date. The obligations of the Parties under Section III of this Agreement shall survive any termination hereof with respect to any transactions occurring, or circumstances arising out of any information provided or omitted, or other actions or omissions to act, before the effective date of any termination hereof.

9. CONFLICTING AGREEMENTS. Except with respect to the provisions of this Agreement contained in Paragraphs 3 and 12, of this Section IV, any provision of any agreement or other understanding between PIMSS and the Trust Entity relating to Networking that is inconsistent with this Agreement shall be null and void. Nothing contained in this Agreement, however, shall be construed to limit or restrict either Party's compliance with any law, regulation or order to which the Party is subject or to prevent the Parties from supplementing this Agreement by agreeing to additional duties, obligations, representations, warranties and/or higher standards of care with respect thereto.

10. ASSIGNMENT. Neither PIMSS nor the Trust Entity may assign this Agreement without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void; provided, however, a change in control of either Party shall not constitute an assignment of this Agreement.

11. HEADINGS; ENTIRE AGREEMENT. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement, including any document explicitly incorporated herein by reference and any written supplemental agreement between PIMSS and the Trust Entity, shall contain. the full understanding of the Parties with respect to the subject matter hereof and shall supersede any other previous agreement or understanding of the Parties relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless in writing and signed by duly authorized representatives of PIMSS and the Trust Entity. Neither the course of conduct between the Parties nor trade usage shall act to modify or alter the provisions of this Agreement.

12. LAW. This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles. Boston, Massachusetts shall be the proper venue for resolution of any and all disputes arising hereunder.

13. ARBITRATION. In the event of a dispute between PIMSS and the Trust Entity with respect to the Agreement, and in the event the parties are unable to resolve the dispute between them, such dispute shall proceed to arbitration. Arbitration shall be conducted in accordance with the Uniform Code of Arbitration as developed by the Securities Industry Conference on Arbitration and the Rules of the National Association of Securities Dealers, Inc.

14. SEVERABILITY. If any provision of this Agreement is held to be invalid, the remaining provisions of the Agreement shall continue to be valid and enforceable.

15. NOTICE. Any notice or amendment required or permitted hereunder shall be in writing and shall be given by personal service, mail, or facsimile to the other Party at the address set forth below (or such other address as a Fund Party or the Trust Entity may specify by written notice to the other). Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise), or upon receipt of facsimile, whichever occurs first at:

Trust Entity:   ING Financial Advisers, LLC 151 Farmington Avenue Hartford,
                CT 06156
                Attn: Julie E. Rockmore, Counsel   Fax (860)723-2260

PIMSS:          Pioneer Investment Management Shareholder Services, Inc.
                One Cabot Road
                Medford, MA 02155
                Attn: Donald J. Caristi, Vice President
                Fax (781) 827-8095

16. WAIVER. The failure of a Party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing signed by the waiving Party.

17. PROPRIETARY INFORMATION. Each party hereto acknowledges that the identities of the other party's customers, information maintained by such other party regarding those customers and all computer programs and procedures developed by such other party or such other party's affiliates or agents in connection with such other party's performance of its duties hereunder constitute the valuable property of such other party. Each party agrees that should it or its affiliates or agents come into possession of any list or compilation of the identities of or other information about the other party's customers, or any other property of such party, pursuant to this Agreement or any other agreement related to services under this Agreement, the party who acquired such information or property, or whose affiliate or agent acquired such information or property, shall use its best efforts to hold, or to cause its affiliate or agent to hold, such information or property in confidence and refrain from using, disclosing, or distributing any of such information or other property, except: (i) with the other party's prior written consent or (ii) as required by law or judicial process. Each party acknowledges that any breach of the foregoing agreements as to another party would result in immediate and irreparable harm to such other party for which there would be no adequate remedy at law and agrees that in the event of such a breach such other party will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

ATTEST:

PIONEER INVESTMENT MANAGEMENT SHAREHOLDER SERVICES, INC.


/s/ Peggy Schooley
----------------------------------------
By:     Peggy Schooley
       ---------------------------------
Title:  President and CEO
       ---------------------------------


ING FINANCIAL ADVISERS, LLC


/s/ Christina Lareau
----------------------------------------
By:     Christina Lareau
       ---------------------------------
Title:  Vice President
       ---------------------------------